UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2016

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2016, EVINE Live Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors pursuant to which it agreed to sell (i) shares of the Company’s common stock, (ii) warrants to purchase shares of the Company’s common stock, and (iii) certain options (“Options”) to purchase additional shares of, and warrants to purchase shares of, the Company’s common stock. We previously disclosed the details of this transaction (the “Transaction”) by current report on Form 8-K filed September 15, 2016.

Subsequent to our entry into the Purchase Agreements, we entered into amendments with each purchaser in the Transaction in order to amend the registration rights provisions related to warrants issuable upon exercise of the options (the “Option Warrants”). A copy of the form of Purchase Agreement amendments is provided as Exhibit 10.1 to this Current Report on Form 8-K.

Following the amendments, we are now required to file a registration statement covering shares of common stock underlying the Option Warrants (the “Option Warrant Shares”) within 30 days following the earlier of (i) the expiration date of the Options sold through the Transaction, or (ii) the exercise of all of the Options sold through the Transaction (the earlier date being the “Required Filing Date”). We are now required to make such registration statement effective no later than 90 days following the Required Filing Date (120 days in the event of a full review of such registration statement). We are required to keep the registration statement effective until the earlier of the second anniversary of the closing of the Transaction or such time as all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933 without the need for current public information or other restriction. If the Company is unable to comply with any of the above covenants, it will be required to pay liquidated damages to the investors in the amount of 1% of the value of the unregistered Option Warrant Shares, based on the average daily closing price of the Company’s stock for every 30 days until such non-compliance is cured (subject to a 12% cap), with such liquidated damages payable in cash.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement Amendments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 16, 2016	EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary